Exhibit 10.1

Termination Agreement

This Termination Agreement is made and entered into as of the 7th day of July, 2009 (“Termination Effective Date”) by and between NexMed, Inc., a corporation organized and existing under the laws of Nevada, NexMed International Limited, a corporation organized and existing under the laws of British Virgin Islands (NexMed, Inc. and NexMed International Limited collectively referred to as “NexMed”) and Novartis International Pharmaceutical Ltd., a limited company organized and existing under the laws of Bermuda (“Novartis”).

WITNESSETH:

WHEREAS, NexMed and Novartis concluded the License Agreement dated 13th September, 2005 for NexMed Patent Rights and NexMed Know-How relating to the NexMed Formulation for Anti-Fungal Ingredients (“License Agreement”) and an amendment dated 13th February, 2007 (“Amendment”), (“License Agreement” and “Amendment” collectively referred to herewith as “Agreement”) and

WHEREAS, the parties have agreed that it is in the mutual best interest of the parties to terminate the Agreement.

NOW, therefore, in consideration of the above premises and mutual covenants herein contained, the parties hereto agree as follows:

Capitalized terms used herein not otherwise defined herein shall have the meaning given such terms in the Agreement.

Article 1

The Agreement shall be terminated in accordance with Clause 11.3 of the Agreement as of the date first set forth above provided however, that Clause 12.5 to be amended and that specifically  Clauses 9.1, 9.4, 10, 12.1, 12.2 (other than 12.2(f)), 13.1,13.2,13.5, 14, 15.2, 16.4, 16.5, 16.7, 16.8, 16.9, 16.10 and 16.15 shall survive the termination of the Agreement. Any other provision of this Agreement which is expressly or by implication intended to come into or continue in force on or after termination shall survive termination of this Agreement. The provisions of Clause 10 (Confidentiality) shall survive the termination of this Agreement for a period of ten (10) years.

Article 2

2.1
In accordance with the provisions and timelines set forth in Clause 12.2 of the Agreement, Novartis shall take all actions and provide all assistance and support as required pursuant to Clause 12.2 of the Agreement. Notwithstanding the timelines set forth in Clause 12.2 of the Agreement, Novartis will endeavour to provide to NexMed reports associated with the phase III clinical trials conducted by or on behalf of Novartis with respect to the formulation for the treatment of onychomycosis as described in Exhibit A of the Agreement (“NexMed Formulation”) and corresponding Product within thirty (30) days upon written request by NexMed.  Upon written request by NexMed, Novartis personnel will provide specific support to NexMed in accordance with Clause 12.2 of the Agreement.

2.2
In consideration of the transfer of Novartis Know-How related to NexMed Formulation and corresponding Product and the support to be provided and actions to be undertaken by Novartis pursuant to Article 2.1 above:

(a)
NexMed shall pay Novartis fifteen percent (15%) of any upfront and/or milestone payments NexMed actually receives from a third party licensee for the license of NexMed Technology relating to NexMed Formulation or Products containing the NexMed Formulation.  In addition, NexMed shall pay Novartis a royalty as follows:

Annual net sales of each Product	Royalty Rate
Less than or equal to $500 million	2.8%
More than $500 million and less than or equal to $750 million	3.5%
More than $750 million and less than or equal to $1.5 billion	4.5%
More than $1.5 billion	6.5%

Such royalty payment shall be based on net sales of each Product invoiced by or on behalf of NexMed and any NexMed Affiliate, licensee or sublicensee for the Product where net sales and payment terms shall have an equivalent meaning to the definition of Net Sales and payment terms in the Agreement in relation to Novartis.

(b)
In the event that NexMed is acquired, or its substantial part of the assets are acquired by a third party (the “Acquirer”), Novartis shall receive 15% on any upfront and milestone payment or equivalent payment received by NexMed or its successor from the Acquirer relating to NexMed Technology and NexMed Formulation. If no upfront payment is  made by Acquirer but certain milestone payments will be paid to NexMed on achieving future development milestones, then Novartis  shall  receive 15% of any such milestone payments upon actual receipt by NexMed, and, in addition, the royalty rate as defined in Clause 2.2(a) above for net sales less than or equal to $ 500 million will be 3% (instead of 2.8%). Other royalty rates as defined in Clause 2.2(a) above will not change.

(c)
If no upfront or milestone payment is  made by Acquirer during development of Products containing NexMed Formulation, the royalty rate for net sales on behalf of NexMed and any NexMed Affiliate, licensee or sublicensee for Product as defined in Clause 2.2(a) for less than or equal to $ 750 million will be 4% (instead of 2.8 or 3.5% respectively). Other royalty rates as defined in Clause 2.2(a) above will not change.

For purposes of clarity, Novartis acknowleges and agrees that, for purposes of the definition of “Product”, the only Product developed under the Agreement involved and/or contained terbinafine.  Accordingly, to the extent that NexMed makes, uses or sells any products containing anti-fungal ingredients other than terbinafine, such products shall not be considered “Products” for purposes of this Article 2.

Article 3

NexMed acknowledges that the trademark Lamisil® is solely owned by Novartis and that NexMed has no rights to such trademark whatsoever.

IN WITNESS WHEREOF, the parties hereto have caused this Termination Agreement to be executed by their duly authorized representatives on the Termination Effective Date and each one of the two originals to be kept by respective parties.

NOVARTIS INTERNATIONAL PHARMACEUTICAL LTD.		NEXMED INTERNATIONAL LIMITED

By:	/s/ H. S. Zivi	By:	/s/ Vivian Liu
Name:	H. S. Zivi	Name:	Vivian Liu
Title:	Authorized Signatory	Title:	Managing Director

NEXMED, INC.

By:	/s/ Michael Jones	By:	/s/ Mark Westgate
Name:	Michael Jones	Name:	Mark Westgate
Title:	Director	Title:	Vice President and Chief Financial Officer